EXHIBIT 99.1

Utah Medical Products, Inc. Appoints New Independent Director

SALT LAKE CITY, Feb. 22, 2007 (PRIME NEWSWIRE) -- Utah Medical Products, Inc. (Nasdaq:UTMD) announces that its board of directors has elected James H. Beeson, Ph.D., M.B.A., MD, FACOG to fill the vacancy on its board of directors for the unexpired term of Dr. Stephen W. Bennett, MD, Dr.P.H. Dr. Beeson will serve as a member of the audit committee as one of three independent directors on the board.

Dr. Beeson is presently Professor and Chairman of The University of Oklahoma College of Medicine, Tulsa, Department of Obstetrics and Gynecology. His extensive academic credentials include a B.S. degree in Chemistry from Indiana University, a Ph.D. degree in Organic Chemistry from M.I.T., an M.B.A. from Michigan State University, and an M.D. from the University of Chicago Pritzker School of Medicine. Dr. Beeson served his four year residency in Ob/Gyn at Chicago Lying-In Hospital, and has actively practiced Obstetrics and Gynecology for over 30 years. He has been involved in the care of pregnancies and births of thousands of patients. For a period of time in the early 1980s, he served on the faculty of the University of Utah's Division of Maternal Fetal Medicine. Currently licensed to practice medicine in the states of Utah and Oklahoma, Dr. Beeson has been the recipient of many honors and awards, and has published numerous articles and other technical papers.

According to CEO Kevin Cornwell, "We are very pleased and feel privileged that Dr. Beeson has agreed to serve on UTMD's board of directors. His credentials are impressive. Dr. Beeson's involvement will provide a valuable clinical perspective for continuing to achieve UTMD's strategic objective to design, develop and market innovative medical devices that significantly improve health outcomes and reduce risk, particularly in critical care applications for mothers and their babies."

The appointment of Dr. Beeson will satisfy the Nasdaq Continued Listing Standard as set forth in Marketplace Rule 4350, and provide a cure for the Staff Deficiency Letter that UTMD received following the resignation of Dr. Bennett from the board of directors in July 2006.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures, assembles and markets a broad range of disposable and reusable specialty medical devices designed for better health outcomes for patients and their care-providers. For more information about Utah Medical Products, Inc., visit UTMD's website at www.utahmed.com.

CONTACT:  Utah Medical Products, Inc.
          Paul Richins
          (801) 566-1200